Exhibit 99.2

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	June 17, 2011
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL SYSTEMS, INC.

PRICES COMMON STOCK OFFERING

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leader in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, today announced the pricing of its previously announced underwritten public offering of 4,800,000 shares of its common stock at a public offering price of $16.75 per share.  In connection with the offering, Merit has also granted the underwriter a 30-day option to purchase up to an additional 720,000 shares of common stock to cover over-allotments, if any. Piper Jaffray & Co. acted as the sole manager for the offering.

Net proceeds from the sale of the shares after underwriting discounts and commissions and other offering expenses are expected to be approximately $76.1 million. If the underwriter exercises its over-allotment option in full, net proceeds from the offering will be approximately $87.6 million. The offering is subject to customary closing conditions and is expected to close on June 22, 2011.

Merit plans to use the net proceeds from the offering to repay approximately $25 million of indebtedness under its existing unsecured credit agreement, to expand manufacturing facilities, for potential strategic acquisitions, and general corporate purposes.

The offering was made pursuant to a prospectus supplement to Merit’s prospectus, dated December 30, 2010, filed as part of Merit’s effective $150 million shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the final prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting Piper Jaffray & Co., by mail at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by telephone at (800) 747-3924.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 160 individuals. Merit employs approximately 2,300 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit’s prospective offering of common stock, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2010. Such risks and uncertainties include risks relating to product recalls and product liability claims; potential restrictions on Merit’s liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit’s employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; the failure of Merit’s distributors to effectively distribute Merit’s products; Merit’s failure to obtain or maintain regulatory approvals; unapproved or “off-label” use of Merit’s products; expenditures relating to research, development, testing and regulatory approval or clearance of Merit’s products and the risk that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit’s suppliers, or failure of such suppliers to perform; Merit’s potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions, including the Biosphere acquisition; fluctuations in Euro and GBP exchange rates; Merit’s need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s existing products obsolete; market acceptance of new products; volatility in the market price of Merit’s common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2010 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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